FOR IMMEDIATE RELEASE

CONTACT:
Lee Rosen, Chairman	Carl Hymans
Wireless Holdings, Inc.	G. S. Schwartz & Co.
H2Diesel, Inc.	212-725-4500 ext. 304
561-807-6325	carlh@schwartz.com

WIRELESS HOLDINGS, INC. COMPLETES MERGER TRANSACTION

Boca Raton, Florida, October 23, 2006, Wireless Holdings, Inc. (OTC Bulletin Board: WLHO) (the “Company”) announced today that it completed, following the close of trading on October 20, 2006, the acquisition of H2Diesel, Inc. (“H2Diesel”) through the merger of a wholly owned subsidiary of the Company into H2Diesel, with H2Diesel being the surviving corporation in the merger (the “Merger”).

H2Diesel is a recently formed development stage company that holds an exclusive license for North America, Central America and the Caribbean to exploit proprietary technology to manufacture bio-fuel that is intended to be marketed as “bio-diesel” fuel or heating fuel or, alternatively, as a new class of bio-fuel or fuel additive.

Lee Rosen, Chairman of H2Diesel said, “We are very pleased with H2Diesel’s ongoing progress and successful steps taken toward establishing itself as a solid growth company. We are committed to capitalizing on the significant opportunity for our proprietary technology for the manufacture of an alternative bio-fuel from domestically produced vegetable oils.”

“We see a significant growth opportunity for the manufacture of our bio-fuel with expanded applications in the heating and power generation markets in addition to bio-diesel.  We believe our bio-fuel can be used directly for home heating and power generation and also potentially as a motor fuel.  We believe our proprietary bio-fuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil,” concluded Mr. Rosen.

Following the Merger, upon the receipt of stockholder approval and compliance with certain securities law requirements, we intend to change our name to “H2Diesel Holdings, Inc.” or a similar name. In addition, we intend to seek a new trading symbol once our name change is complete.

Following the Merger, we have expanded our Board of Directors to two members and Mr. Rosen joined our Board and serves as its Chairman. It is expected that Mr. Hess will resign from the Board once we have provided certain required disclosures to our shareholders.  Mr. David Gillespie, a former executive with Duke Energy who recently joined H2Diesel as its President and CEO, has been appointed to the same positions with the Company.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business will be stated in more detail in our subsequent current report on Form 8-K which is expected to be filed approximately four business days after the date of the Merger. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.